Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2014

SAN FRANCISCO--(BUSINESS WIRE)--April 29, 2014--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the first quarter of 2014.

Highlights

  CAI reported rental revenue for the first quarter of 2014 of $50.7 million, an increase of $4.1 million, or 9%, compared to the first quarter of 2013.
  CAI reported net income attributable to CAI common stockholders for the first quarter of 2014 of $14.3 million, a decrease of 11% compared to $16.1 million for the first quarter of 2013.
  During the quarter CAI purchased a portfolio of approximately 4,200 TEUs of containers from its managed fleet and entered into a sale and lease back transaction with a customer for approximately 9,300 TEUs of containers.
  On April 29, 2014 CAI filed with the SEC a universal shelf registration statement to register $300 million of new securities that CAI may sell from time to time, and three million shares of common stock for resale by certain selling stockholders that such selling stockholders may sell from time to time. The purpose of this registration is routine and has been made to update and replace the unused portion of CAI’s currently effective universal shelf registration statement that is expiring at the end of May. The registration statement has not yet been declared effective by the SEC and CAI may not sell any securities under such registration statement until it has been declared effective by the SEC.

Net income attributable to CAI common stockholders for the first quarter of 2014 decreased by 11% to $14.3 million (or $0.63 per fully diluted share), from $16.1 million (or $0.71 per fully diluted share) for the first quarter of 2013.

Total revenue for the first quarter of 2014 was $54.3 million, compared to $51.0 million for the first quarter of 2013, an increase of 6%. Rental revenue for the first quarter of 2014 was $50.7 million, compared to $46.6 million for the first quarter of 2013. The increase in rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease. Management fee revenue for the first quarter of 2014 was $1.5 million, compared to $2.2 million for the first quarter of 2013, reflecting the reduction in the size of the managed fleet as CAI has acquired a number of its previously managed portfolios during the last twelve months. Finance lease income for the first quarter of 2014 was $2.1 million, consistent with the first quarter of 2013.

Victor Garcia, Chief Executive Officer of CAI, commented, “We reported solid results for our first quarter, which traditionally is the weakest quarter of the year for us. Our net income was $14.3 million, a reduction of 11% compared to the first quarter last year. Storage costs were higher compared to the same quarter a year ago, reflecting the larger fleet we operate and a lower utilization rate. Gain on sale of equipment was also lower this quarter compared to the same period last year, due largely to an increase in the average book value of equipment sold.”

Mr. Garcia, continued, “After a strong month of lease out activity in January, the rest of the quarter returned to a more normalized level of activity after the Lunar New Year holiday. Our overall utilization (on a CEU basis) decreased slightly, from 92% in the fourth quarter of 2013, to 91% in the first quarter of 2014, reflecting the normal seasonal slowdown in demand at this time of the year. Inquiries for newly manufactured equipment have picked up during the course of April, but lease rates remain under pressure due to aggressive competition among leasing companies.

“We continue to focus on improving our results in the coming quarters through repositioning equipment to high demand locations, and selling equipment in low demand areas to improve utilization and reduce operating costs. To that end, we are making steady progress. We have increased our equipment sales, in CEU terms, by 66% this quarter as compared to the first quarter of 2013 and by 75% as compared to the third quarter of 2013, the period at which we started aggressively focusing on implementing the actions I described above.”

Mr. Garcia, continued, “We remain pleased with our investments in rail cars. We currently have $77 million invested in rail cars and our fleet has a utilization of close to 100%. Our recent renewals of expiring rail car leases have been accomplished with rates at or above the prior lease rates, and the outlook for rail car demand across many car types remains attractive. We expect to add personnel focused on rail cars and to look for additional investments.”

Mr. Garcia concluded, “We expect overall demand for leased containers to improve in 2014 due to increased trade growth. According to Clarkson Research, trade growth is expected to increase to 5.8% in 2014 as compared to 4.7% in 2013. We expect this overall trade growth to be supported by improved economic activity in the United States and Europe. Moreover we believe inventory levels at the manufacturers remain relatively low as compared to the prior two years, both for leasing companies and shipping lines, which we view as a positive factor for the outlook this coming year.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2014	2013
Assets
Current assets
Cash	$20,071	$31,141
Cash held by variable interest entities	19,984	14,600
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $499 and $503 at March 31, 2014 and December 31, 2013, respectively	44,342	41,226
Accounts receivable (managed fleet)	11,109	10,646
Current portion of direct finance leases	15,515	12,998
Prepaid expenses	14,141	14,803
Other current assets	5,557	5,553
Total current assets	130,719	130,967
Restricted cash	8,998	9,253
Rental equipment, net of accumulated depreciation of $227,003 and $210,165 at March 31, 2014 and December 31, 2013, respectively	1,471,493	1,465,092
Net investment in direct finance leases	79,016	68,210
Furniture, fixtures and equipment, net of accumulated depreciation of $1,759 and $1,697 at March 31, 2014 and December 31, 2013, respectively	1,274	1,390
Intangible assets, net of accumulated amortization of $4,737 and $4,638 at March 31, 2014 and December 31, 2013, respectively	577	677
Total assets	$1,692,077	$1,675,589

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,374	$8,002
Accrued expenses and other current liabilities	4,866	6,230
Due to container investors	13,357	14,815
Unearned revenue	6,987	6,862
Current portion of debt	73,880	74,080
Current portion of capital lease obligations	1,815	1,921
Rental equipment payable	23,043	45,181
Total current liabilities	131,322	157,091
Debt	1,086,432	1,058,628
Deferred income tax liability	41,376	41,378
Capital lease obligations	3,004	3,366
Total liabilities	1,262,134	1,260,463

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 22,242,256 and 22,240,673 shares at March 31, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	184,700	184,263
Accumulated other comprehensive loss	(2,291)	(2,356)
Retained earnings	246,894	232,623
Total CAI stockholders' equity	429,305	414,532
Non-controlling interest	638	594
Total stockholders' equity	429,943	415,126
Total liabilities and stockholders' equity	$1,692,077	$1,675,589

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
Revenue
Rental revenue	$50,684	$46,623
Management fee revenue	1,525	2,230
Finance lease income	2,055	2,106
Total revenue	54,264	50,959

Operating expenses
Depreciation of rental equipment	18,663	15,333
Amortization of intangible assets	99	227
Gain on disposition of used rental equipment	(1,790)	(2,636)
Storage, handling and other expenses	5,993	4,299
Marketing, general and administrative expenses	6,706	6,188
Loss (gain) on foreign exchange	164	(300)
Total operating expenses	29,835	23,111

Operating income	24,429	27,848

Interest expense	8,795	8,404
Write-off of deferred financing costs	-	1,108
Interest income	(4)	(3)
Net interest expense	8,791	9,509

Net income before income taxes and non-controlling interest	15,638	18,339
Income tax expense	1,407	2,272

Net income	14,231	16,067
Net loss attributable to non-controlling interest	40	-

Net income attributable to CAI common stockholders	$14,271	$16,067

Net income per share attributable to CAI common stockholders
Basic	$0.64	$0.73
Diluted	$0.63	$0.71

Weighted average shares outstanding
Basic	22,213	22,085
Diluted	22,658	22,668

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2014	2013

Owned container fleet in TEUs	882,665	790,095
Managed container fleet in TEUs	275,102	301,022
Total container fleet in TEUs	1,157,767	1,091,117

Owned container fleet in CEUs	924,234	829,651
Managed container fleet in CEUs	253,761	279,215
Total container fleet in CEUs	1,177,995	1,108,866

Owned railcar fleet in units	1,859	1,453

	Three Months Ended
	March 31,
	2014	2013
Average Utilization
Container Fleet Utilization in TEUs	90.0%	92.2%
Container Fleet Utilization in CEUs	91.0%	93.2%

	As of March 31,
	2014	2013
Period Ending Utilization
Container Fleet Utilization in TEUs	89.7%	92.2%
Container Fleet Utilization in CEUs	90.7%	93.8%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the first quarter of 2014 will be held on Tuesday, April 29, 2014 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q1 2014 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2014, the company operated a worldwide fleet of approximately 1,158,000 TEUs of containers through 17 offices located in 13 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, potential to sell the company’s securities to the public and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com